UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 13, 2019

Wesco Aircraft Holdings, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-35253	20-5441563
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

24911 Avenue Stanford

Valencia, California 91355

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (661) 775-7200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.001 per share	WAIR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01                                           Other Events.

Developments Regarding Regulatory Approvals

As previously announced, on August 8, 2019, Wesco Aircraft Holdings, Inc., a Delaware corporation (the “Company” or “Wesco Aircraft”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Wolverine Intermediate Holding II Corporation, a Delaware corporation (“Parent”), and Wolverine Merger Corporation, a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “Merger”) with the Company surviving the Merger as a wholly owned subsidiary of Parent. The closing of the Merger is subject to various closing conditions, including the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and receipt of requisite competition and merger controls approvals in the United Kingdom, Germany, Poland and Canada. In addition, under the Merger Agreement, the Merger cannot be completed until the French Ministry of Economy and Finance either (i) authorizes the foreign investment resulting from the Merger (without any requirements or conditions), (ii) does not prevent, or impose any requirements or conditions with respect to, such foreign investment within the applicable review period under the French foreign investment regime, or (iii) decides that such foreign investment falls outside the scope of the French foreign investment regime.

Wesco Aircraft and Parent submitted the initial filing with the French Ministry of Economy and Finance on August 23, 2019, submitted a draft filing in the United Kingdom on September 13, 2019 and submitted the necessary competition and merger control filings in Poland on September 17, 2019, in Germany on September 19, 2019, and in Canada on September 20, 2019.

On September 18, 2019, the French Ministry of Economy and Finance stated that the Merger does not require its prior authorization, satisfying the applicable closing condition under the Merger Agreement that the French Ministry of Economy and Finance has decided that such foreign investment is approved or otherwise falls outside the scope of the French foreign investment regime.

On September 20, 2019, the U.S. Federal Trade Commission granted early termination of the waiting period under the HSR Act, with respect to the Merger. The grant of early termination is effective as of September 20, 2019 and has the effect of ending the HSR Act waiting period, satisfying the applicable closing condition under the Merger Agreement for expiration or early termination of the waiting period under the HSR Act.

Litigation Relating to the Merger

On September 13, 2019, the Company filed a definitive proxy statement on Schedule 14A (the “Definitive Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for a special meeting of Wesco Aircraft’s stockholders to be held on October 24, 2019, where, among other things, the stockholders will vote on a proposal to adopt the Merger Agreement.

Since the announcement of the Merger, five putative class action complaints have been filed by and purportedly on behalf of alleged Wesco Aircraft stockholders: Gray v. Wesco Aircraft Holdings, Inc., et al., No. 1:19-cv-08528 filed September 13, 2019 in the United States District Court for the Southern District of New York, Stein v. Wesco Aircraft Holdings, Inc., et al., No. 2:19-cv-08053 filed September 17, 2019 in the United States District Court for the Central District of California, Kent v. Wesco Aircraft Holdings, Inc., et al., No. 1:19-cv-01750 filed September 17, 2019 in the United States District Court for the District of Delaware, Sweeney v. Wesco Aircraft Holdings, Inc., et al., No. 19STCV33392 filed September 19, 2019 in the Superior Court of the State of California County of Los Angeles, and Bushansky v. Wesco Aircraft Holdings, Inc., et al., No. 2:19-cv-08274 filed September 24, 2019 in the United States District Court for the Central District of California (together, the “Actions”).

The Actions name as defendants Wesco Aircraft and the members of Wesco Aircraft’s Board of Directors. The Actions allege, among other things, that the Definitive Proxy Statement omits certain information regarding the confidentiality agreements between Wesco Aircraft and the potentially interested parties, the Company’s updated projections, the analysis performed by the financial advisors, and services the financial advisors previously provided to certain parties. The Actions seek, among other things, damages, attorneys’ fees and injunctive relief to prevent the Merger from closing. Wesco Aircraft believes these claims are entirely without merit and that the Definitive Proxy Statement does not omit any material information about the Merger. However, to decrease the expense of defending the litigation related to the Merger, Wesco Aircraft has agreed to disclose the information below that was allegedly omitted from the Definitive Proxy Statement.  By making these disclosures, Wesco Aircraft does not admit and expressly denies that this information was required to be disclosed in the Definitive Proxy Statement.

Supplemental Proxy Statement Disclosure

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT

This supplemental information should be read in conjunction with the Definitive Proxy Statement, including the balance of the sections entitled “Fairness Opinion of Morgan Stanley & Co. LLC” and “Certain Financial Projections.” Defined terms used but not defined in the below disclosures have the meanings set forth in the Definitive Proxy Statement. Without admitting in any way that the disclosures below are material or otherwise required by law, Wesco Aircraft makes the following amended and supplemental disclosures.

The section of the Definitive Proxy Statement entitled: “Fairness Opinion of Morgan Stanley & Co. LLC—Other Information—Equity Research Analysts’ Price Targets” is amended and supplemented in its entirety as follows:

For reference only, and not as a component of its fairness analysis, Morgan Stanley reviewed the one-year forward price targets for Wesco Aircraft common stock prepared and published by equity research analysts prior to August 7, 2019 (the NYSE trading day immediately preceding the date of Morgan Stanley’s written opinion), which includes all of the analysts publishing research following the release of the Company’s fiscal second quarter earnings. The one-year forward price targets reflected each analyst’s estimate of the future public market trading price of Wesco Aircraft common stock. The undiscounted one-year forward price targets for Wesco Aircraft common stock were $9.00 per share, $11.50 per share and $13.00 per share as of August 7, 2019, which Morgan Stanley discounted for one year at a rate of 9.1%, which rate was selected based on the Company’s estimated cost of equity, upon the application of Morgan Stanley’s professional judgment. The discounted one-year forward price targets were $8.30 per share, $10.50 per share and $11.90 per share, rounded to the nearest $0.10, as of August 7, 2019.

The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for Wesco Aircraft common stock, and these estimates are subject to uncertainties, including the Company’s future financial performance and future financial market conditions.

The section of the Definitive Proxy Statement entitled: “Fairness Opinion of Morgan Stanley & Co. LLC—General” is amended and supplemented as follows:

The third paragraph (at page 64) is amended and restated in its entirety to read as follows:

In the two years prior to the date of its opinion, Morgan Stanley or its affiliates have provided the Company with financing services and have received less than approximately $1 million in fees in connection with such services during such time. In the two years prior to the date of its opinion, Morgan Stanley or its affiliates have provided Platinum and its affiliates with financial advisory, debt syndication, debt underwriting, equity underwriting, lending and other financing services and have received aggregate fees of between $75 million to $100 million in connection with such services during such time. Morgan Stanley may seek to provide financial advisory or financing services to Parent, Platinum, Carlyle, the Company and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

The section of the Definitive Proxy Statement entitled: “Certain Financial Projections” is amended and supplemented as follows:

The first paragraph (at page 73) is amended and restated in its entirety to read as follows:

The Board reviewed the Management Projections at its meeting held on August 1, 2019. After discussions with management and its advisors, the Board authorized Wesco Aircraft’s financial advisors to use the Updated Management Projections for purposes of their respective financial analyses and fairness opinions summarized under “—Fairness Opinion of Morgan Stanley & Co. LLC” on page 55 of this proxy statement and “—Fairness Opinion of J.P. Morgan Securities LLC” on page 64 of this proxy statement. Wesco management provided Morgan Stanley a range of 101.7 million to 102.0 million outstanding shares of Wesco Aircraft common stock on a fully diluted basis as of July 27, 2019 (including outstanding Company Options, Company RSUs and Company PSUs) for use in its Discounted Cash Flow Analysis. Wesco management also provided J.P. Morgan 101.7 million as the number of outstanding shares of Wesco Aircraft common stock on a fully diluted basis as of July 27, 2019 (including outstanding Company Options, Company RSUs and Company PSUs) for use in its Discounted Cash Flow Analysis. The inclusion of this information should not be regarded as an indication that Wesco Aircraft or its financial advisors or any of their respective representatives or any other recipient of this information considered, or now considers, the Management Projections to be necessarily predictive of future results.

The section of the Definitive Proxy Statement entitled: “Certain Financial Projections—Initial Management Projections” is amended and supplemented as follows:

Footnote 3 (at page 73) is amended and restated in its entirety to read as follows:

(3)                                 Wesco Aircraft defines Free Cash Flow as net cash provided by (used in) operating activities less purchases of property and equipment. Net cash provided by (used in) operating activities is not reduced for non-cash, stock-based compensation expense.  This expense was estimated to be $10.6 million, $9.7 million, $9.1 million, $9.3 million and $9.5 million for fiscal years 2019 through 2023, respectively.

The section of the Definitive Proxy Statement entitled: “Certain Financial Projections—Updated Management Projections” is amended and supplemented as follows:

Footnote 3 (at page 74) is amended and restated in its entirety to read as follows:

(3)                                 Wesco Aircraft defines Free Cash Flow as net cash provided by (used in) operating activities less purchases of property and equipment. Net cash provided by (used in) operating activities is not reduced for non-cash, stock-based compensation expense.  This expense was estimated to be $10.6 million, $9.7 million, $9.1 million, $9.3 million and $9.5 million for fiscal years 2019 through 2023, respectively.

Footnote 4 (at page 74) is amended and restated in its entirety to read as follows:

(4)                                 Using the information set forth in the Management Projections, Morgan Stanley and J.P. Morgan calculated Unlevered Free Cash Flow as (1) Adjusted EBITDA, less (2) depreciation, less (3) non-recurring items, less (4) taxes calculated on the total of (1) less (2) less (3), plus (5) depreciation, plus (6) non-cash inventory provision, less (7) capital expenditures, plus/(minus) (8) decreases/(increases) in net working capital, plus/(minus) (9) non-cash bad debt and sales return reserve increases/(decreases), plus (10) non-cash foreign currency exchange, plus/(minus) (11) non-cash loss/(income) from equity investment and plus (12) other operating activities, which calculations were approved by Wesco management for Morgan Stanley and J.P. Morgan’s use. For the purposes of calculating the terminal value for their respective discounted cash flow analyses, based on the Management Projections, Morgan Stanley and J.P. Morgan calculated a terminal Unlevered Free Cash Flow of $127 million, which calculation was approved by Wesco management for Morgan Stanley and J.P. Morgan’s use.

Additional Information About the Merger and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed Merger. The Company filed a Definitive Proxy Statement and related materials with the SEC on September 13, 2019 for its special meeting of stockholders in connection with the proposed Merger. The Definitive Proxy Statement was mailed to the Company’s stockholders on or about September 13, 2019. The Definitive Proxy Statement contains important information about the proposed Merger and related matters. INVESTORS AND STOCKHOLDERS OF WESCO AIRCRAFT ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT WESCO AIRCRAFT, PARENT, MERGER SUB AND THE MERGER. Investors may obtain a free copy of these materials and other documents filed by Wesco Aircraft with the SEC at the SEC’s website at www.sec.gov, at Wesco Aircraft’s website at www.wescoair.com or by sending a written request to Wesco Aircraft Holdings, Inc., 24911 Avenue Stanford, Valencia, California 91355, Attention: Executive Vice President, Chief Legal and Human Resources Officer.

Participants in the Solicitation

Wesco Aircraft and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from its stockholders in connection with the Merger.  Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Wesco Aircraft’s stockholders in connection with the Merger is set forth in Wesco Aircraft’s Definitive Proxy Statement for its special stockholder meeting. Additional information regarding these individuals and any direct or indirect interests they may have in the Merger is set forth in the Definitive Proxy Statement. Information relating to the foregoing can also be found in Wesco Aircraft’s definitive proxy statement for its 2019 Annual Meeting of Stockholders (the “Annual Meeting Proxy Statement”), which was filed with the SEC on December 14, 2018. To the extent that holdings of Wesco Aircraft’s securities have changed since the amounts set forth in the Annual Meeting Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Forward-Looking Statements

Certain statements contained in this document may be considered forward-looking statements within the meaning of U.S. securities laws, including Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the proposed transaction and the ability to consummate the proposed transaction. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: (1) the inability to consummate the Merger within the anticipated time period, or at all, due to any reason, including the failure to obtain stockholder approval to adopt the Merger Agreement, the failure to obtain required regulatory approvals or the failure to satisfy the other conditions to the consummation of the Merger; (2) the failure by Parent or Merger Sub to obtain the necessary debt and equity financing arrangements set forth in the commitment letters received in connection with the Merger; (3) the risk that the Merger Agreement may be terminated in circumstances requiring Wesco Aircraft to pay a termination fee of approximately $39 million; (4) the risk that the Merger disrupts Wesco Aircraft’s current plans and operations or diverts management’s attention from its ongoing business; (5) the effect of the announcement of the Merger on the ability of Wesco Aircraft to retain and hire key personnel and maintain relationships with its customers, suppliers and others with whom it does business; (6) the effect of the announcement of the Merger on Wesco Aircraft’s operating results and business generally; (7) the amount of costs, fees and expenses related to the Merger; (8) the risk that Wesco Aircraft’s stock price may decline significantly if the Merger is not consummated; (9) the nature, cost and outcome of any litigation and other legal proceedings, including any such proceedings related to the Merger and instituted against Wesco Aircraft and others; (10) other factors that could affect the results of Wesco Aircraft’s business such as general economic and industry conditions, changes in military spending, a loss of significant customers or a material reduction in purchase orders by significant customers, suppliers’ ability to provide products in a timely manner, in adequate qualities and at a reasonable cost, and Wesco Aircraft’s ability to maintain effective information technology and warehouse management systems; and (11) other risks to consummation of the proposed transaction, including the risk that the proposed transaction will not be consummated within the expected time period or at all.

If the proposed transaction is consummated, Wesco Aircraft’s stockholders will cease to have any equity interest in Wesco Aircraft and will have no right to participate in its earnings and future growth. The foregoing review of important factors that could cause actual results to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including Wesco Aircraft’s filings with the SEC, including the Definitive Proxy Statement and its Annual Report on Form 10-K for the year ended September 30, 2018 and recent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, which are available on the SEC’s website at www.sec.gov. Except as required by applicable law, Wesco Aircraft undertakes no obligation to update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESCO AIRCRAFT HOLDINGS, INC.

Date:	October 10, 2019	By:	/s/ Kerry A. Shiba
Kerry A. Shiba Executive Vice President and Chief Financial Officer